EXHIBIT 5







                              December 22, 1997



The Advest Group, Inc.
90 State House Square
Hartford, CT 06103

Gentlemen and Lady:

     I am the General Counsel and Secretary of The Advest Group, Inc., a Delaware corporation (the "Company"), and have acted as counsel in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a registration statement on Form S-3 (as the same may be amended or supplemented from time to time, the "Registration Statement"), including the Prospectus included therein at the time the Registration Statement is declared effective (the "Prospectus"), with respect to the following securities: (i) shares of the common stock, par value $.01 per share, of the Company (the "Common Stock"); (ii) shares of the preferred stock, par value $.01 per share of the Company (the "Preferred Stock"), to be issued from time to time in one or more series, on terms to be determined at the time of offering and which may be convertible or exchangeable into other Preferred Stock or Common Stock of the Company; and (iii) notes, debentures or other obligations (the "Debt Securities") of the Company, any of which may be convertible or exchangeable into shares of Common Stock or Preferred Stock of the Company, to be issued from time to time in one or more series, on terms to be determined at the time of offering (the Debt Securities, the Common Stock and the Preferred Stock hereinafter referred to as the "Securities"). The Debt Securities are to be issued from time to time as indebtedness (including indebtedness convertible or exchangeable into shares of Common Stock or Preferred Stock) of the Company under an indenture between the Company, as issuer, and State Street Bank and Trust Company, as trustee, in substantially the form included in the Registration Statement as Exhibit 4(c). The aggregate gross proceeds from the offer, sale and distribution of the above Securities under the Registration Statement will not exceed $50 million.

     I have examined the Registration Statement, the Indenture and the Company's Restated Certificate of Incorporation and Bylaws, as amended to date. I have also examined and relied as to factual matters upon the representations, warranties and other statements contained in originals, or copies certified or otherwise identified to my satisfaction, of such records, documents, certificates and other instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below. In such examination, have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to me as originals and the conformity with originals of all documents submitted to me as copies.

     The opinions expressed below are limited to the law of the State of Delaware, and no opinion herein is expressed concerning any other law.

     Based upon the foregoing, I am of the opinion that:

     1. When the Board of Directors of the Company has determined the price and other terms and conditions relating to the issue and sale of the Securities (the "Corporate Authorization"), the Securities will have been duly authorized by the Company.

     2. The Indenture has been duly authorized, and when (a) the Indenture has been duly executed and delivered by the parties thereto, (b) the Debt Securities have been duly executed and issued in accordance with the provisions of the Indenture (including the provisions of the Indenture regarding establishment of the form of Debt Securities), (c) such Debt Securities have been authenticated by the trustee under the Indenture and (d) such Debt Securities have been delivered for due consideration in the manner and on the terms described in the Prospectus, as supplemented by the applicable prospectus supplement, such Securities will have been validly issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms and entitled to the benefits of the Indenture, subject to (i) the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

     3. Upon the issuance of the Common Stock by the Company against payment of the agreed consideration or pursuant to the conversion or exchange of Debt Securities or Preferred Stock and in accordance with the Corporate Authorization, the Common Stock will be validly issued, fully paid and nonassessable.

     4. Upon the issuance of the Preferred Stock by the Company against payment of the agreed consideration or pursuant to the conversion or exchange of Debt Securities or other Preferred Stock and in accordance with the Corporate Authorization, the Preferred Stock will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Legal Matters" contained in the Prospectus. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.


                            Very truly yours,



                            /s/ Lee G. Kuckro
                            Lee G. Kuckro